Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:54 PM 10/15/2024
FILED 01:54 PM 10/15/2024
SR 20243951249 - File Number 5112412

CERTIFICATE OF DOMESTICATION

CERTIFICATE OF CORPORATE DOMESTICATION

OF AGBA GROUP HOLDING LIMITED

Pursuant to Section 388

of the General Corporation Law of the State of Delaware

AGBA Group Holding Limited presently a British Virgin Islands corporation, organized and existing under the laws of the British Virgin Islands (the “Company”), DOES HEREBY CERTIFY:

1. The Company was first incorporated on October 8, 2018 under the laws of the British Virgin Islands.

2. The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was AGBA Group Holding Limited.

3. The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Triller Group Inc.”

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the British Virgin Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this 15th day of October, 2024.

AGBA GROUP HOLDING LIMITED,
a British Virgin Islands corporation

By:	/s/ Wing-Fai Ng
Name:	Wing-Fai Ng
Title:	Chief Executive Officer